Exhibit 4.1

SUPPLEMENTAL INDENTURE

TO THE INDENTURE

RBS GLOBAL, INC.,

REXNORD LLC,

THE GUARANTORS SIGNATORY HERETO

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee

FIFTH SUPPLEMENTAL INDENTURE

Dated as of April 20, 2010

to

Indenture

Dated as of July 21, 2006

9.50% Senior Unsecured Notes due 2014

THIS FIFTH SUPPLEMENTAL INDENTURE, dated as of April 20, 2010 (this “Fifth Supplemental Indenture”), is by and among RBS Global, Inc., a Delaware corporation (the “Company”), Rexnord LLC, a Delaware limited liability company (“Rexnord” and, together with RBS Global, the “Issuers”), the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

WHEREAS, the Issuers, the Guarantors and the Trustee are party to that certain Indenture, dated as of July 21, 2006, providing for the issuance of 9.50% Senior Notes due 2014 (the “Notes”), as supplemented by that first supplemental indenture, dated as of July 21, 2006, that second supplemental indenture, dated as of February 7, 2007, that third supplemental indenture dated as of April 1, 2007 and that fourth supplemental indenture dated as of February 1, 2008 (the “Indenture”);

WHEREAS, the Issuers originally issued $485 million aggregate principal amount of the Notes and, pursuant to the second supplemental indenture, issued $310 million aggregate principal amount of Additional Securities (as defined in the Indenture);

WHEREAS, Section 9.02 of the Indenture provides that the Indenture may be amended with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) (subject to certain exceptions);

WHEREAS, the Issuers desire and have requested the Trustee to join with them in entering into this Fifth Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 9.02 of the Indenture;

WHEREAS, the execution and delivery of this Fifth Supplemental Indenture has been authorized by the Board of Directors of each Issuer and of each Guarantor;

WHEREAS, (1) the Issuers have received the consent of the Holders of at least a majority in principal amount of the outstanding Notes and have satisfied all other conditions precedent, if any, provided under the Indenture to enable the Issuers, the Guarantors and the Trustee to enter into this Fifth Supplemental Indenture, all as certified by an Officers’ Certificate, delivered to the Trustee simultaneously with the execution and delivery of this Fifth Supplemental Indenture as contemplated by Section 9.02 of the Indenture, and (2) the Issuers have delivered to the Trustee simultaneously with the execution and delivery of this Fifth Supplemental Indenture an Officer’s Certificate and Opinion of Counsel relating to this Fifth Supplemental Indenture as contemplated by Section 9.06 of the Indenture; and

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

SECTION 1. Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

SECTION 2. Deletion of Definitions and Related References. Section 1.01 of the Indenture is hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Section 3 of this Fifth Supplemental Indenture.

SECTION 3. Amendments to the Indenture. The Indenture is hereby amended by deleting the following sections of the Indenture and all references thereto in the Indenture in their entirety:

Section 4.02	(Reports and Other Information)

Section 4.03	(Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock)

Section 4.04	(Limitation on Restricted Payments)

Section 4.05	(Dividend and Other Payment Restrictions Affecting Subsidiaries)

Section 4.06	(Asset Sales)

Section 4.07	(Transactions with Affiliates)

Section 4.08	(Change of Control)

Section 4.09	(Compliance Certificate)

Section 4.10	(Further Instruments and Acts)

Section 4.11	(Future Guarantors)

Section 4.12	(Liens)

Section 4.14	(Maintenance of Office or Agency)

Section 5.01	(When Company May Merge or Transfer Assets - deleting clauses (a)(iii), (a)(iv), (a)(vii), and (b)(iii))

Section 6.01	(Events of Default - deleting clauses (c), (d), (e), (f), (g), (h) and (i))

Section 6.12	(Waiver of Stay or Extension Laws)

Section 8.02	(Conditions to Defeasance - deleting clauses (ii), (iii), (iv), (v), (vii) and (viii))

SECTION 4. Severability. In case any provision in this Fifth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 5. Successors. All agreements of the Issuers, the Guarantors and the Trustee in this Fifth Supplemental Indenture and the Notes shall bind their respective successors.

SECTION 6. Effectiveness. The provisions of Sections 2 and 3 of this Fifth Supplemental Indenture shall be effective at the time the Issuers accepts for purchase a majority in principal amount of the outstanding Notes issued under the Indenture.

SECTION 7. Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Fifth Supplemental Indenture becomes effective may be affixed to, stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:

“Effective as of [            ], 2010, the restrictive covenants of the Issuers and certain of the Events of Default and other provisions have been eliminated, as provided in the Fifth Supplemental Indenture, dated as of April 20, 2010. Reference is hereby made to said Fifth Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

SECTION 8. Ratification of Indenture; Fifth Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fifth Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Except as amended hereby, the Indenture, the Notes and the Guarantees are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Subject to Section 13.01 of the Indenture, in the case of conflict between the Indenture and this Fifth Supplemental Indenture, the provisions of this Fifth Supplemental Indenture shall control.

SECTION 9. Governing Law. THIS FIFTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 10. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fifth Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuers and the Guarantors. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed by the Trustee by reason of this Fifth Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. In entering into this Fifth Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

SECTION 11. Counterparts. The parties may sign any number of copies of this Fifth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 12. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction of this Fifth Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the day and year written above.

RBS GLOBAL, INC.

By:	/s/ Patricia M. Whaley
Name:	Patricia M. Whaley
Title:	Vice President, General Counsel and Secretary

REXNORD LLC

By:	/s/ Patricia M. Whaley
Name:	Patricia M. Whaley
Title:	Vice President, General Counsel and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jayne Sillman
Name:	Jayne Sillman
Title:	Vice President

THE FALK SERVICE CORPORATION
PRAGER INCORPORATED
PT COMPONENTS, INC.
RBS ACQUISITION CORPORATION
RBS CHINA HOLDINGS, L.L.C.
REXNORD INDUSTRIES, LLC
REXNORD INTERNATIONAL INC.
W.M. BERG INC.
REXNORD-ZURN HOLDINGS, INC.
OEI, INC.
OEP, INC.
KRINKLES, INC.
KRINKLES EUROPE U.S.A., INC.
KRINKLES CANADA U.S.A., INC.
ZURCO, INC.
ZURN INTERNATIONAL, INC.
ZURN PEX, INC.
ENVIRONMENTAL ENERGY COMPANY
HL CAPITAL CORP.
ZURNACQ OF CALIFORNIA, INC.
ZURN CONSTRUCTORS, INC.
GARY CONCRETE PRODUCTS, INC.
SANITARY-DASH MANUFACTURING CO., INC.
ZURN EPC SERVICES, INC.
USI ATLANTIC CORP.
ZURN INDUSTRIES, LLC
GA INDUSTRIES HOLDINGS, LLC
GA INDUSTRIES, LLC
RODNEY HUNT COMPANY, INC.

By:	/s/ Patricia M. Whaley
Name:	Patricia M. Whaley
Title:	Vice President, General Counsel and Secretary